Exhibit 10.27

PRIVILEGED AND CONFIDENTIAL	EXECUTION COPY

William F. Aldinger
[Address redacted]

Dear Mr. Aldinger:

We are all extremely pleased that you have agreed to accept the position of Chief Executive Officer (“CEO”) of Capmark Financial Group Inc. (the “Company”), effective June 1, 2006 (“Commencement Date”), in accordance with the terms and conditions of this letter (the “Letter Agreement”), which shall govern your employment with the Company. As soon as practicable after this Letter Agreement is executed, you will enter into other agreements with the Company and the investors therein, including, but not limited to, a management stockholder’s agreement (substantially in the form attached hereto as Annex C), a sale participation agreement (substantially in the form attached hereto as Annex E) and certain stock option agreements (substantially in the form attached hereto as Annex D) to be granted pursuant to the 2006 Equity Plan for Key Employees of the Company and its Affiliates (the “2006 Plan” and, together, with such other agreements, the “Equity Agreements”), the principal terms of which are described in Appendix I attached to this Letter Agreement. Such Equity Agreements will be substantially in the form executed with other executives of the Company, with such changes as are necessary to reflect the terms herein. The nature of your employment is at-will, and, subject to Appendix I, your employment may be terminated by yourself or the Company for any or no reason at any time.

With respect to the terms of your employment with the Company, you shall have the customary duties, responsibilities and authorities of a CEO at a corporation of a similar size and nature. You will report directly to the Board of Directors of the Company (the “Board”). On the Commencement Date, you will be appointed to the Board. You shall also receive such office, staffing, and other assistance commensurate with that received by such CEO, to be provided to you at the Company’s headquarters, currently located in Horsham, Pennsylvania, for so long as you are employed as CEO of the Company. However, the parties agree that, within six to nine months of the Commencement Date, your primary office will be relocated to a Company headquarters in San Francisco, and the parties anticipate that a small contingent of the executive team will be selected to accompany you. By executing this Letter Agreement, you acknowledge that you will devote your full business time as CEO to the Company and you will perform your duties to the Company at the current or future designated Company corporate headquarters or at such other location mutually agreed upon between the Company and you (the “Primary Office”), unless your duties require that you perform such duties in other locations.

With respect to compensation for your services as CEO of the Company, you will receive the following compensation and benefits, from which the Company shall be entitled to withhold any amount required by law, for so long as you continue to provide such services:

(i) The Company shall pay you an annual rate of total cash compensation equal to $1,500,000 (your “Annual Compensation”). Such Annual Compensation shall be payable in accordance with the normal payroll practices of the Company. Any increase in your Annual Compensation shall be in the discretion of the compensation committee of the Board, provided that no decrease shall be made to your Annual Compensation. It is neither intended nor expected that you shall be eligible for or paid any annual cash bonus.

(ii) The Company will provide you with coverage under all retirement and welfare benefit programs, plans and practices and other fringe benefits which the Company makes available to its senior management (commensurate with your position in the Company and to the extent permitted under any such employee benefit plan) in accordance with the terms thereof.

In addition to the foregoing, the Company shall reimburse you for the operating cost of the use of your personal airplane at a rate of $4,500 per hour (for the first year of employment, with any changes to the rate to be mutually agreed upon thereafter, from time to time, on an annual basis), when such airplane is used for business travel on behalf of the Company (which business travel shall include its use to convey you weekly to and from the Primary Office (or at some other location where your business travel requires you to be) to your residences in either the Chicago or San Francisco metropolitan area, to the extent you spend your weekend out of Horsham.

In addition to the foregoing, on the Commencement Date or as soon as practicable thereafter, you will purchase $15,000,000 worth of shares of Company common stock (“Common Stock”) all at $5.00 per share, the price paid by the GMACCH Investor, LLC for such class of stock, pursuant to the execution of a management stockholder’s agreement with the Company (substantially in the form attached hereto as Annex C), and subject to your execution of a sale participation agreement with certain investors in the Company (substantially in the form attached hereto as Annex E). On the date that you make such an investment, you will also receive a corresponding stock option grant (substantially in the form attached hereto as Annex D) to purchase 12,000,000 shares of Company common stock having an aggregate exercise price equal to $60,000,000 (based on a per share exercise price equal to $5.00), vesting in equal installments on each of the first three anniversaries of the Commencement Date, and otherwise as described on Appendix I attached to this Letter Agreement. All such shares of purchased Common Stock and any shares received upon exercise of any of the options discussed herein shall be subject to the restrictions and conditions set forth in the Equity Agreements. For purposes of the definitions in the Equity Agreements (including without limitation the definitions of “Cause”, “Good Reason”, “Disability” and “Retirement”), this Letter Agreement (together with Appendix I) shall constitute an employment agreement between the Company and you.

Any controversy or claim arising out of or relating to this Letter Agreement or the breach of this Letter Agreement that cannot be resolved by you and the Company, including any dispute as to the calculation of your benefits or any payments hereunder, shall be submitted to arbitration in New York, New York, in accordance with the procedures of the American Arbitration

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Association, which arbitration shall be a binding and conclusive settlement of any such claims or disputes. This Letter Agreement and any dispute thereunder shall be construed, interpreted and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Letter Agreement.

The Company will pay or reimburse you for the reasonable legal and professional fees and expenses actually incurred by you in connection with the negotiation and documentation of this Letter Agreement (including Appendix I and all related documents) upon presentation of reasonable supporting documentation for such fees and expenses, in an amount not to exceed $50,000. In the event of any inconsistency between this Letter Agreement and Appendix I, and any other plan, program or practice of the Company, the terms of this Letter Agreement and Appendix I will control unless the Company and you otherwise agree in writing with specific reference to this provision.

The Company will indemnify you for all acts or omissions occurring while you are an employee of the Company or a member of the Board to the maximum extent provided under the Company’s charter, by-laws, and applicable law. The Company will insure you under a policy of directors and officers liability insurance during your employment and thereafter to the same extent as provided to active members of the Board.

This Letter Agreement may be executed in counterparts.

If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned.

Capmark Financial Group Inc.

By:	/s/ Scott Nuttall
Name: Scott Nuttall
Title: Director

Accepted and Agreed

/s/ William F. Aldinger
William F. Aldinger

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Appendix I

Capmark Financial Group Inc. (the “Company”)
Term Sheet
for
Equity Participation of William F. Aldinger (“Executive”)

Direct Investment by Executive:

Executive will make a $15,000,000 cash investment in the common stock of the Company (“Common Stock”) at $5.00 per share, the same effective price per share as the Investors(1) paid to invest in the Company (the “Base Price”). Such investment will be made on the date Executive commences employment with the Company (the “Commencement Date”), or as soon as practicable thereafter. The Common Stock purchased will be subject to a management stockholders’ agreement with the Company (the “Management Stockholders’ Agreement”) and a sale participation agreement with the Investors (the “Sale Participation Agreement”).

Option Grants:

The initial grant of stock options to Executive in connection with the Commencement Date will be a function of Executive’s direct investment in the Company, such that for each share of Common Stock purchased by Executive, he will receive an option covering an additional four shares of Common Stock (the “Base Option Grant”). All options granted at the Commencement Date shall have an exercise price equal to the Base Price. All other options granted after the Commencement Date shall have an exercise price equal to the Fair Market Value (as hereinafter defined) on the applicable date of grant (barring any unforeseen circumstances it is anticipated that the exercise price of options granted in 2006 will continue to be the Base Price).

All of the Base Option Grant will be subject to time vesting, such that, subject to Executive’s continued employment, the Base Option Grant will vest and become exercisable as to 33. % of the shares subject to the Base Option Grant on each of the first three anniversaries of the Commencement Date; provided, however, if Executive’s employment is terminated at any time by the Company without Cause, by the Executive for Good Reason or due to Executive’s death or Disability, then a pro rata portion (based on the number of whole or partial months of employment since the preceding anniversary of the Commencement Date divided by 12) of the Base Option Grant that would have vested on the next succeeding anniversary of the Commencement Date after the employment termination date, shall vest and become exercisable.

(1) The term “Investors” includes, as applicable, affiliates of each of Kohlberg Kravis Roberts & Co., Five Mile Capital Partners, Dune Capital Management and The Goldman Sachs Group, investing through GMACCH Investor LLC.

Unless earlier terminated in connection with a Change in Control or a termination of Executive’s employment, all as described below, all options will have a term of ten (10) years from the date of grant (the last day of such term, the “Maturity Date”).

The registration rights described below will apply to the options and all shares of Option Stock (as defined below) acquired upon exercise of the options.

Effect of Change in Control:	In addition to the vesting set forth above, the Base Option Grant will vest and become exercisable immediately prior to a Change in Control (as defined in Exhibit A).

Base Option Grant.

All vested options (including those that become vested in connection with a Change in Control) will, in the discretion of the board of directors of the Company (the “Board”), be (x) timely exercisable so that the underlying shares of Common Stock can be effectively tendered so that the Executive may participate in the Change in Control as a shareholder, (y) cashed out and terminated at a price equal to the Change in Control price minus the option exercise price, or (z) solely in the case of a Change in Control where the Investors receive stock, converted into a corresponding number of fully vested stock options to acquire new common stock. Any such converted options granted pursuant to clause (z) above shall cover an adjusted number of shares and have an adjusted exercise price, both to be conventionally determined so as to preserve the intrinsic gain at the time of the Change in Control, and shall otherwise have (i) exercise rights, a Maturity Date and other rights which are not less favorable, and be subject to obligations which are not more onerous, than those applicable to the Base Option Grant from which they were converted, and (ii) such other terms as are necessary for the Executive to avoid penalty taxes under Section 409A of the Internal Revenue Code (“Section 409A”).

Dividend Equivalents:

In the case of an ordinary dividend, the Company has established a dividend equivalent rights program on a basis consistent with Section 409A, pursuant to which, upon the payment of any ordinary cash dividend (or similar distributions) to holders of Common Stock, Executive will be credited with dividend equivalent rights with respect to all of his then-vested options.

All dividend equivalent rights will be credited to a notional account maintained on the books of the Company for the benefit of Executive, which account shall accrue interest. Executive will become vested in such account to the same extent as Executive exercises any vested options and/or Executive’s vested options are repurchased by the Company in connection with Executive’s termination of employment (in the event of a termination of employment by Executive without Good Reason, however, Executive will only become vested in such account if the call price for the option (as described below) is greater than zero (such vesting event is hereinafter referred to as a “Qualifying Resignation”). Executive will also become fully vested in the account upon the first to occur of a Change in Control or a termination of Executive’s employment with the Company due to his death or Disability (as defined in Exhibit A).

Unvested amounts (including any interest accrued thereon) held in such account shall be forfeited by Executive upon the date that his vested options otherwise expire in accordance with their terms. Vested amounts held in such account (including any interest accrued thereon) will be paid to Executive in cash on the earliest to occur of: (i) the tenth anniversary of the Commencement Date, (ii) any termination of Executive’s employment with the Company (other than a termination by the Company with Cause or by Executive without Good Reason) or (iii) a Change in Control (that otherwise complies with Section 409A), in each such case, prior to the tenth anniversary of the Commencement Date.

In the case of the payment of any extraordinary dividend (in cash or in Common Stock), the Company shall adjust the exercise price of all outstanding options in a manner permitted under Section 409A and which does not give rise to adverse accounting consequences to the Company. To the extent such adjustment is not permitted under Section 409A or does give rise to adverse accounting consequences, Executive shall then receive dividend equivalents in the manner described above, except that such amounts shall be vested, and shall vest, at the same time as the options to which the dividend equivalents relate become exercisable and shall be paid in the same manner and at the same time as the dividend equivalents described in the preceding paragraph.

In addition to the foregoing, any payments to be made to Executive on or after a public offering of the Company, if Executive is a “specified employee” (as defined in Section 409A), in connection with a termination of Executive’s employment with the Company shall not be paid until the date that is six months and one day following the date of Executive’s termination of employment (or such earlier date as may be permitted under Section 409A).

Stock Option Plan:	Except to the extent otherwise provided herein or in the Letter Agreement to which the Appendix I is attached, (1) all options will be subject to the terms of the 2006 Equity Plan for Key Employees of

Capmark Financial Group Inc. and its Affiliates (the “Stock Option Plan”) and (2) shares received by Executive upon exercise of any options will be subject to the Management Stockholders’ Agreement and the Sale Participation Agreement, the material terms of which are described below.

Future Grants; Cashless Exercise Rights:

Executive may receive future grants of options based upon individual and Company performance in the discretion of the Board. Shares of Common Stock covered by options that are forfeited shall be restored to the option pool and be available for future option grants. All options will be priced at Fair Market Value on the grant date. The Company will allow Executive to exercise his vested options using a “cashless exercise” method that is compliant with Regulation T, Section 220.3(e)(4) and the Sarbanes-Oxley Act of 2002 (“Cashless Exercise”) and may, in the Board’s discretion, include the right to apply shares of Common Stock received upon exercise of options to meet Executive’s minimum withholding tax obligation; provided, however, in the event of any termination of employment (other than by the Company for Cause or by the Executive without Good Reason prior to the third anniversary of the Commencement Date), then on or after the fifth anniversary of the Commencement Date and prior to the expiration of the vested options, unless exercised or repurchased sooner, to the extent that a public offering of Common Stock shall have not occurred and a Cashless Exercise is accordingly unavailable to Executive, Executive will be allowed to use a Net Exercise method to exercise his vested options. A “Net Exercise” shall mean that Executive may direct the Company to deduct from the shares of Common Stock issuable upon exercise of his options a number of shares having an aggregate Fair Market Value equal to the sum of the aggregate exercise price therefor plus the amount of Executive’s minimum withholding tax obligation, and the Company shall thereupon issue to Executive the net remaining number of shares after such deductions. In the event of a Net Exercise, Executive shall also have the right to put to the Company such number of shares of Purchased Stock as have an aggregate Fair Market Value equal to the balance of his actual tax liability remaining after the deduction of shares to satisfy his minimum withholding tax liability in respect of such Net Exercise.

Securities Exemption:

Options will be granted using the exemption available under Rule 701, and immediately following any Qualified Public Offering, the Company will register all Common Stock underlying the options granted under the Stock Option Plan on a Form S-8.

Treatment of Options on Termination of Employment/
Death:	The portion of any outstanding stock option that is vested at termination

Disability/ Retirement (as defined in Exhibit A):

(whether by time-vesting or by acceleration as provided herein) shall remain exercisable until the date that is 5 years and 90 days following the Commencement Date, unless exercised or repurchased sooner. The unvested portion of any then-outstanding stock option will be forfeited upon such termination.

Cause (as defined in Exhibit A):	All options (vested and unvested) will be forfeited immediately upon termination.

By Company Without Cause, By Executive with Good Reason (as defined in Exhibit A):

Upon any such termination, then vested options (whether by time-vesting or acceleration as provided herein) will remain exercisable until the date that is 5 years and 90 days following the Commencement Date, unless exercised or repurchased sooner. The unvested portion of any then-outstanding stock option will be forfeited upon such termination.

By Executive Without Good Reason:

Upon such termination prior to the third anniversary of the Commencement Date, then vested options will be exercisable for 30 days following such termination. Upon such termination on or following the third anniversary of the Commencement Date, then vested options (whether by time-vesting or acceleration as provided herein) will remain exercisable until the date that is 5 years and 90 days following the Commencement Date, unless exercised or repurchased sooner. The unvested portion of any then-outstanding stock option will be forfeited upon such termination.

Extension of Exercise Period

Notwithstanding the foregoing, in all termination events other than a termination of Executive’s employment for Cause, if the last day to exercise vested options occurs after the date on which the Common Stock is publicly traded on a national stock exchange and during a lock-up period or securities law blackout period, the otherwise applicable post-termination option exercise period shall be extended, but not beyond the Maturity Date, until 15 days after the first day when the Executive is no longer precluded from selling stock acquired upon exercise of options for either of such reasons.

Management Stockholders’ Agreement and Sale Participation Agreement:

Except to the extent otherwise provided herein, or in the Letter Agreement to which this Appendix I is attached, all shares acquired upon exercise of options (the “Option Stock”) and shares of Common Stock purchased directly from the Company as described above (the “Purchased Stock”, collectively with Option Stock, the “Management Stock”) and, where applicable, the options, will be subject to the terms of the Management Stockholders’ Agreement, and other related equity documents, which will provide as follows:

Transfer Restrictions. Management Stock will be subject to a restriction on transfer until the first to occur of (i) the occurrence of a Change of Control or (ii) five years from the Commencement Date (the first to occur being, the “Lapse Date”). The transfer restriction shall not apply to (1) sales to the Company or sales to the Investors or their affiliates, (2) sales in accordance with the drag-along, tag-along, registration, call and put rights (described below), or (3) transfers to family members or family trusts, partnerships or similar entities for estate planning purposes.

Right of First Refusal. The Company will have a right of first refusal on any proposed sale of Management Stock until the first occurrence of a Lapse Date. The right of first refusal shall not apply to (1) sales to the Company or sales to the Investors or their affiliates, (2) sales in accordance with the drag-along, tag-along, registration, call and put rights (described below), or (3) transfers to family members or family trusts, partnerships or similar entities for estate planning purposes.

Drag-Along. As provided for in the Sale Participation Agreement, the Investors will have the right to drag along (i.e., force Executive to sell his shares) Management Stock in the event of any private sale by the Investors of 50% or more of the outstanding Common Stock to a third party in the same proportion as the Investors’ shares are sold.

Tag Along. As provided for in the Sale Participation Agreement, Executive shall have the right to tag along (i.e., force the Investors to sell Management Stock) in the event of any private sale by the Investors to a third party in the same proportion as the Investors’ shares are sold or, if such sale occurs after a Qualified Public Offering, and if Executive elects not to tag along in such sale, the number of shares that Executive could have sold in such private sale under the tag-along right shall cease to be subject to the transfer restrictions described above (but, for the avoidance of doubt, shall continue to be subject to the right of first refusal, drag-along rights, and put and call rights (described below)). The tag-along right shall apply to all sales (other than those that would trigger piggyback registration rights).

Co Investment Right. Executive shall have the right to invest in the future in any new securities of the Company on the same terms as the Investors, on a pro rata basis based on his Purchased Stock, except that any such investment by Executive shall be subject to the transfer restrictions applicable generally to Management Stock, and not entitled to any more favorable terms than those granted to the Investors.

Registration Rights. In the event of any public offerings of the shares of Common Stock held by the Investors, Executive will be entitled to customary piggyback registration rights to participate in sales of Common Stock by the Investors by disposing of shares of Executive’s Management Stock and unexercised vested options by Cashless Exercise in the same percentage as the percentage Investors dispose of their Common Stock or, at the Investors’ election, Executive will be entitled to sell the same number of his shares directly into the public market, that he could have sold if he had exercised his piggyback registration rights. The Company will promptly register, using reasonable commercial efforts, pursuant to Form S-8, all options then issued to Executive and outstanding on the date of any public offering of Company common stock.

Put and Call Rights. Except as specifically provided below, upon any termination of Executive’s employment with the Company prior to fifth anniversary of the Commencement Date, the put and call rights (if any) described below shall apply for one-year following such termination (or through the occurrence of a Change of Control, if earlier) the Company shall have the right to require Executive to sell the Management Stock (and vested options as applicable) back to the Company (i.e., a call right) (provided that in any such case involving a termination without Cause or for Good Reason, the Company shall give notice to Executive or his representative of whether it will exercise its call right on Option Stock, not less than 10 business days prior to expiration of Executive’s vested options), and Executive shall have the right to require the Company to repurchase the Management Stock and vested options (i.e., a put right), as follows:

•          Termination by reason of Death or Disability: Executive put right on all (i) Management Stock held at least six months and one day and (ii) vested options,(2) in all cases, with the purchase price equal to the Fair Market Value on the date of repurchase. The Company will have a call right on all vested options, with the purchase price equal to the Fair Market Value on the date of repurchase, less, the applicable option exercise price.

• Termination by reason of Retirement: No Executive put right (other than the Special Liquidity Put Right, as described below).

(2) With respect to the vested options, Executive (or his estate, as applicable) would be permitted to (i) sell to the Company all of such options or (ii) exercise the options using a “net settlement” exercise mechanism, which resulting shares received by Executive (or his estate, as applicable) must then be held for six months and one day before such shares can be put back to the Company.

Company call right on all Management Stock and vested options, with a purchase price equal to the Fair Market Value on the date of repurchase, less, in the case of options, the applicable option exercise price.

•          Termination by the Company without Cause/Termination by Executive with Good Reason; No Executive put right (other than the Special Liquidity Put Right, as described below). Company call right on the Management Stock and the vested options with a purchase price equal to the Fair Market Value on the date of repurchase, less, in the case of options, the applicable option exercise price.

•          Termination by the Company for Cause: No Executive put right. Company call right on all Management Stock, with the purchase price equal to the lesser of (i) the book value of the Management Stock or (ii) Fair Market Value, in either case on the date of repurchase.

•          Termination by Executive without Good Reason. Prior to the third anniversary of the Commencement Date, no Executive put right and a Company call right on all Management Stock and vested options with the purchase price equal to the lesser of (i) the book value of the Management Stock or (ii) Fair Market Value, in either case on the date of repurchase, less, in the case of options, the applicable option exercise price. Such a termination on or following the third anniversary of the Commencement Date shall be treated as a termination by reason of Retirement.

•          Special Liquidity Put Right. In the event of a termination: (i) by reason of Retirement, (ii) without Cause by the Company, (iii) by Executive with Good Reason, or (iv) by Executive without Good Reason on or after three years of employment with the Company, if the Company does not call the Management Stock or unexercised vested option such that Executive has received proceeds equal to the lesser of $10,000,000 or one-half of the Fair Market Value of his Purchased Stock, reduced by any proceeds received from any prior disposition of Purchased Stock, Option Stock or vested options (the “Minimum Liquidity Amount”), then, and only then, Executive will have a right to put to the Company on or after the third anniversary of the Commencement Date, a number of shares of Purchased Stock such that he will receive proceeds equal to the Minimum Liquidity Amount.

Confidentiality/ Non-Solicitation/ Non-Competition

Executive will be subject at all times during and after employment to a confidentiality covenant prohibiting Executive from disclosing or using at any time any non-public confidential or proprietary information concerning the Company, any of the Investors, or any of their respective affiliates, except as required by law.

In addition, while employed with the Company and for one year thereafter, Executive is to be bound by covenants not to solicit or hire for the benefit of anyone, other than the Company or its subsidiaries, any individual who is, or was during the 12 months preceding the time of the solicitation or hiring, employed by the Company or any of its subsidiaries.

Furthermore, while employed with the Company and for one year thereafter, Executive is bound by a covenant not to compete, prohibiting Executive from directly or indirectly, owning (other than less than 2% of a publicly traded company), managing, controlling, being employed by, participating in or being connected in any manner with the ownership, management, operation or control of one of the top ten (10) (measured on the basis of assets) United States commercial mortgage companies or their subsidiaries or affiliates.

In the event that Executive breaches these covenants during the one-year period following any termination of employment, in addition to other remedies, the Company will be entitled to recover any payments made by the Company to Executive in respect of the repurchase of Executive’s Management Stock and options, in excess of amounts paid by Executive for such stock (whether upon exercise of vested options or otherwise).

Exhibit A
Definitions

“Cause” shall exist if the Board reasonably determines that any one or more of the following events has occurred while employed by the Company: (i) the Executive’s willful and continued failure (except where due to a physical or mental incapacity) to substantially perform his material duties with respect to the Company which continues beyond ten (10) days after a written demand for substantial performance is delivered to the Executive by the Company (such ten-day period, the “Cure Period”); (ii) any gross misconduct of the Executive that causes material and demonstrable injury, monetarily or otherwise, to the Company; (iii) conviction of, or plea of guilty or nolo contendere to, the commission of (x) a felony by the Executive or (y) any misdemeanor involving theft, fraud, misappropriation or moral turpitude (other than in connection with any traffic violations); (iv) Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in his position with the Company or Executive’s loss of any governmental or self-regulatory license that is reasonably necessary for Executive to perform his material duties with respect to the Company, in any such case, as a result of misconduct by the Executive; (v) Executive’s willful obstruction of, or willful failure to cooperate with (except where due to a physical or mental incapacity), any investigation authorized by the Board; provided that exercise by the Executive of his constitutional rights under the Fifth Amendment of the United States Constitution in the event of any criminal investigation of Executive shall not be treated as obstruction of or failure to cooperate with any such investigation; (vi) Executive’s material breach of the Company’s written code of conduct and business ethics, which breach is customarily punishable by termination of employment by the Company, which continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such breach can be cured); or (vii) a material breach by the Executive of the restrictive covenants applicable to the Executive pursuant to the Executive’s Management Stockholders’ Agreement or other agreements, if any, which continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such breach can be cured).

“Change of Control” shall mean (i) the sale of all or substantially all of the assets of GMACCH Investor LLC, the Company, or Capmark Finance Inc. to a person who is not an Investor or an affiliate of any of the Investors; or (ii) a sale by the Company or GMACCH Investor LLC, in a single transaction or in a related series of transactions, resulting in more than 50% of the voting stock of the Company being held by a person or group (as such terms are used in the Securities Exchange Act of 1934, as amended) that does not include any of the Investors or any of their respective affiliates; or (iii) a sale by the Company or GMACCH Investor LLC, in an unrelated series of transactions, as a result of which the Investors and any of their respective affiliates are not the single largest holder of voting stock of the Company; or (iv) a merger or consolidation of the Company or GMACCH Investor LLC into another person which is not an Investor or an affiliate of any of the Investors; if and only if any such event (or as a result of any such event) listed in (i) – (iv) above results in the inability of the Investors and any of their respective affiliates to elect a majority of the Board or board of directors of the resulting entity; provided, however, to the extent any such event listed in (i) – (iv) above occurs but the neither the Investors nor any of their affiliates retain the ability to elect a majority of the Board or the board of directors of the resulting entity, a Change of Control shall be deemed to have occurred upon the date the Investors and their affiliates lose such ability.

Notwithstanding the foregoing, if any of the transactions described in (i), (ii) or (iv) of the preceding sentence shall occur and the other person or group involved in such transaction (or its parent entity) is an affiliate of any of the Investors because it is under common control by an ultimate parent entity, but the day-to-day operations of, and key business decisions regarding, such affiliate are controlled by an entity that is, or individuals who are, principally engaged in a business other than the management or operations of private equity funds (any such affiliate, a “Strategic Business Affiliate”), then the determination of whether a Change of Control has occurred shall be made by applying the relevant test in clause (i), (ii) or (iv) above (along with the test of whether the Investors or any of the affiliates of any of the Investors lose the ability to elect a majority of the Board) as if the Strategic Business Affiliate was not an affiliate of any of the Investors and by treating the voting power of the Strategic Business Affiliate in the Company (or the resulting entity) as if it were held by a person or group unaffiliated with any of the Investors.

“Disability” shall mean, absent an employment agreement between the Company and the Executive otherwise defining Disability, an Executive’s physical or mental disability or infirmity that prevents the performance of his duties for a period of (i) one hundred twenty (120) consecutive days or (ii) one hundred eighty (180) non-consecutive days during any twelve (12) month period, in either case, as evidenced by a written statement of a physician licensed to practice medicine in any state in the United States mutually agreed upon by the Company and Executive.

“Fair Market Value” shall mean, on a per share basis, (i) if there is a public market for the shares on such date, the average of the high and low closing bid prices of the shares of Common Stock on such stock exchange on which the shares are principally trading on the date in question, or, if there were no sales on such date, on the closest preceding date on which there were sales of shares, or (ii) if there is no public market for the of Common Stock on such date, the fair market value of the shares of Common Stock on an entity basis (i.e., without minority discount) as determined by an independent investment banker, chosen by the Board in consultation with Executive.

“Good Reason” shall mean, without Executive’s consent (i) the material reduction of Executive’s annual rate of base salary (excluding any general salary reduction affecting substantially all of the full-time, salaried employee population of the Company) or annual bonus opportunity (excluding reductions in the value of any performance bonus pool as a result of Company or business unit’s performance or changes in the goal amount or type of performance targets of the applicable bonus arrangement), (ii) a material diminution in the Executive’s employment duties or responsibilities, in each case, following a reasonable period by the Company to cure such event following receipt of written notice by the Executive indicating the event giving rise to Good Reason; (iii) material interference with Executive’s management of the Company or (iv) relocation of Executive’s primary workplace to a location more than 50 miles away from Horsham, Pennsylvania (or once Executive is relocated to San Francisco, California, San Francisco, California) without the Executive’s consent. The Executive may terminate his employment with Good Reason by providing the Company ten (10) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, within one hundred eighty (180) days after the occurrence of such event.

“Qualified Public Offering” shall mean any public offering of the Company (whether an initial or subsequent offering) after which at least 35% of the Company’s or any affiliated holding company’s, outstanding common stock are listed on the New York Stock Exchange or the Nasdaq National Market or other nationally recognized stock exchange or listing system.

“Retirement” shall mean Executive’s termination of employment other than for Cause, at or after (i) attaining age 62 or such other age as the Board in consultation with the CEO determines and (ii) completing at least three years of continuous service with the Company and/or any of its subsidiaries following the Closing or earlier with the consent of the Committee.